Exhibit 5

SOMMER BARNARD PC

One Indiana Square, Suite 3500

Indianapolis, Indiana  46204

December 21, 2007

Emmis Communications Corporation

40 Monument Circle

Suite 700

Indianapolis, Indiana  46204

         Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Emmis  Communications  Corporation,  an Indiana corporation (the "Company"), in connection with the preparation and filing with the  Securities  and Exchange  Commission  (the  "Commission")  of the Company's Registration  Statement  on Form S-8 (the  "Registration  Statement")  under the Securities  Act of 1933  (the  "Act"),  registering  the offer and sale of an additional up to 500,000  shares of the  Company's  Class A Common  Stock,  $0.01 par value  (the "Shares")  pursuant  to the Emmis  Operating  Company  401(k) Plan and the Emmis Operating Company 401(k) Plan Two (collectively, the "Plans").

In so acting, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Registration Statement shall have become effective and the Shares have been issued in accordance with the Plans, the Shares will be validly issued, fully paid and nonassessable.

Our opinion expressed above is limited to the federal law of the United States and the law of the State of Indiana.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

SOMMER BARNARD PC

By:

/s/ Neal R. Roach, Jr.